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                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                       VANGUARD/MORGAN GROWTH FUND, INC.


1. Average Annual Total Return (As of December 31, 1996)
        P (1 + T)n = ERV



     Where:  P   = a hypothetical initial payment of $1,000
             T   = average annual total return
             N   = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
      One Year
           P =   $1,000
           T =   +23.30%
           N =   1 yr.
         ERV =   $1,233.01
     Five Year
           P =   $1,000
           T =   +14.15%
           N =   5 yrs.
         ERV =   $1,938.37
      Ten Year
           P =   $1,000
           T =   +14.55%
           N =   10 yrs.
         ERV =   $3,891.05



2. YIELD (30 Days Ended December 31, 1996)



                            a - b
                Yield = 2[( c X d    + 1)(6) - 1]
        Where:   a = dividends and interest paid during the period
                 b = expense dollars during the period (net of reimbursements)
                 c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period

    Example     a  = $2,396,452.24
                b  = $817,530.31
                c  = $125,284,499.522
                d  = $15.71
             Yield = 0.97%


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